Exhibit 3.1

# CERTIFICATE OF AMENDMENT
# OF CERTIFICATE OF INCORPORATION
# OF LIXTE BIOTECHNOLOGY HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

**FIRST**: That the Board of Directors of Lixte Biotechnology Holdings, Inc., pursuant to Sections 242(a)(1) and 242(d)(1)(A) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

**RESOLVED**, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article 1" so that, as amended, said Article shall be and read as follows:

"The name of the Corporation is NOMAD POWER SOLUTIONS, INC."

**SECOND**: That the amendment was adopted by the Board of Directors of said corporation without a vote of the stockholders of said corporation, as no vote of stockholders was required pursuant to Section 242 of the General Corporation Law of the State of Delaware.

**THIRD**: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

**FOURTH**: This amendment to the Certificate of Incorporation will take effect on the 3rd day of July, 2026 at 9:00 am Eastern Daylight Time.

**IN WITNESS WHEREOF**, said corporation has caused this certificate to be signed this 18th day of June, 2026.

Signed by:
By: Geordan Pursglove
45DB4CAD653E425...
Name: Geordan Pursglove
Title: Chief Executive Officer